U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A No. 1

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported) December 19, 2001

SAN Holdings, Inc.
Exact Name of Registrant as Specified in its Charter

                                               Colorado                                                                                                84-0907969
                                  (State of incorporation)                                                                   (I.R.S. Employer Identification No.)

Commission File Number 0-16423

900 West Castleton Road, Suite 210, Castle Rock, CO 80104
Address of Principal Executive Office, Including Zip Code

(303) 660-4633
Registrant’s Telephone Number, Including Area Code

ITEM 1. CHANGE IN CONTROL.
ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS

        As previously reported, on December 19, 2001, SAN Holdings, Inc. (the “Company”) acquired ITIS Services, Inc., a privately held data storage consulting and integration firm. As a result, ITIS is a wholly owned subsidiary of the Company. The acquisition is effective as of December 31, 2001. Pro Forma financial statements reflecting the acquisition are filed with this report.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

        (a) FINANCIAL STATEMENTS OF BUSINESSES ACQUIRED. Previously filed.

        (b) PRO FORMA FINANCIAL INFORMATION. See Exhibit 99.1

        (c) EXHIBITS. The exhibits listed below are filed with this report.

EXHIBIT
NUMBER         DESCRIPTION                 LOCATION

10.1	Agreement and Plan of Merger dated December 10, 2001 by and among SAN Holdings, Inc., ITIS Acquisition Corp. and ITIS Services, Inc. Previously filed.

99.1	Pro Forma Financial Statements Filed herewith

ITEM 9. REGULATION FD DISCLOSURE.

        As reported in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 1999, on December 20, 1999 the Company declared a dividend of approximately 173,000 (post-split) shares of common stock of Alliance Medical Corporation that it then held (respectively, the “Alliance Shares” and “Alliance”), placing those shares in an escrow, with the final disposition of the Alliance Shares either to the Company’s stockholders of record as of December 31, 1999 or back to the Company being contingent on the outcome of future events. The Company believes the requirements for a distribution of the Alliance Shares to those stockholders of record failed to occur as of December 31, 2001, at which time the Alliance Shares became deliverable back to the Company under the terms of the escrow. Accordingly, the Company has made demand on the escrow agent for the return of the Alliance Shares.

        Certain stockholders of record as of December 31, 1999 have objected to this demand and to the return of the Alliance Shares to the Company. Neither the Company nor those stockholders have commenced litigation as of the date of this report, but the Company intends to pursue its rights vigorously with respect to the Alliance Shares.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                                                              SAN HOLDINGS, INC.

Dated:  March 1, 2002                                       By:  /s/ John Jenkins
                                                                                            John Jenkins, CEO & Chairman